Exhibit (a)(3)

POWERLAW CORP.

ARTICLES OF AMENDMENT

Powerlaw Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to provide that (a) at the Effective Time (as defined below), every 12 shares of common stock, $0.001 par value per share, of the Corporation that were issued and outstanding immediately prior to the Effective Time shall be converted into one (1) issued and outstanding share of common stock, $0.012 par value per share, of the Corporation (the “Reverse Stock Split”), and (b) stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share in order to round up to the next whole share.

SECOND: Upon the effectiveness of the amendment set forth in Article FIRST hereof, the Charter is hereby further amended to decrease the par value of each share of common stock of the Corporation from $0.012 per share to $0.001 per share.

THIRD: These Articles of Amendment were approved by a majority of the Board of Directors of the Corporation and (i) the amendment set forth in Article FIRST was duly advised and recommended for approval of the stockholders, by the Board of Directors, and duly approved by the stockholders of the Corporation and (ii) the amendment set forth in Article SECOND hereof is made without action by the stockholders of the Corporation pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

FOURTH: The Amendment does not increase or decrease the total authorized stock of the Corporation or the aggregate par value of such stock.

FIFTH: These Articles of Amendment shall be effective at 4:30 PM, Eastern Time, on December 23, 2025 (the “Effective Time”).

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, these Articles of Amendment are hereby signed in the name of and have been duly executed, as of this 23rd day of December, 2025, on behalf of the Corporation, by its officer set forth below.

POWERLAW CORP.

/s/ Peter Smith
Peter Smith, President

ATTEST:

/s/ Tracy Hogan
Tracy Hogan, Treasurer